                                                                    EXHIBIT 12.1

                               AP HOLDINGS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)

                                                  YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------   PRO FORMA
                                        1993      1994      1995      1996     1997      1997
                                       -------   -------   -------   ------   ------   ---------
Income (loss) before income taxes and
  minority interest..................  $(4,037)  $(2,880)  $(2,273)  $1,469   $2,320    $(7,032)
Fixed charges........................    2,966     3,129     4,216    4,261    4,611     29,354
                                       -------   -------   -------   ------   ------    -------
Earnings.............................  $(1,071)  $   249   $ 1,943   $5,730   $6,931    $22,322
                                       =======   =======   =======   ======   ======    =======
Interest expense.....................  $ 2,084   $ 2,437   $ 3,101   $3,409   $3,713    $18,931
Amortization of deferred financing
  costs..............................      361       198       574      228      180        720
Interest portion of rent expense.....      521       494       541      624      718      9,703
                                       -------   -------   -------   ------   ------    -------
Fixed charges........................  $ 2,966   $ 3,129   $ 4,216   $4,261   $4,611    $29,354
                                       =======   =======   =======   ======   ======    =======
Ratio of earnings to fixed charges...   Note 1    Note 1    Note 1     1.3x     1.5x     Note 1
                                       =======   =======   =======   ======   ======    =======

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Note 1: Earnings were inadequate to cover fixed charges by $4,037, $2,880,
$2,273 and $7,032 for the years ended December 31, 1993, 1994 and 1995 and the pro forma year ended December 31, 1997, respectively.